FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 6, 2003

Commission file number 1-12579

OGE ENERGY CORP.
(Exact name of registrant as specified in its charter)

Oklahoma (State or other jurisdiction of incorporation or organization)	73-1481638 (I.R.S. Employer Identification No.)

321 North Harvey
P.O. Box 321
Oklahoma City, Oklahoma 73101-0321
(Address of principal executive offices)
(Zip Code)

405-553-3000
(Registrant’s telephone number, including area code)

Item 12.      Results of Operations and Financial Condition

        OGE Energy Corp. (the “Company”) is the parent company of Oklahoma Gas and Electric Company (“OG&E”), a regulated electric utility with approximately 720,000 customers in Oklahoma and western Arkansas and Enogex Inc. and its subsidiaries (“Enogex”), a natural gas pipeline company with principal operations in Oklahoma and Arkansas.

        On August 6, 2003, the Company issued a press release describing the Company’s financial results for the quarter ended June 30, 2003, which is furnished as Exhibit 99.01 and incorporated herein by reference. As described in the press release, the Company reported earnings of $0.41 a share for the three months ended June 30, 2003, compared with earnings of $0.36 a share for the second quarter of 2002. The improvement compared to the year-earlier period was due to improved performance at Enogex and lower interest expenses at the holding company, partially offset by lower earnings at OG&E.

        OG&E posted earnings of $0.35 a share in the second quarter, compared with earnings of $0.40 a share for the second quarter of 2002. Enogex posted earnings of $0.10 a share in the second quarter, compared with earnings of $0.01 a share for the second quarter of 2002. The holding company posted a loss of $0.04 in the second quarter, compared to a loss of $0.05 a share for the second quarter of 2002.

Item 7. (c) Exhibits

Exhibit Number	Description
99.01	Press release dated August 6, 2003, announcing OGE Energy Corp. Announces 2nd Quarter Results.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP. (Registrant)
By	/s/ Donald R. Rowlett
Donald R. Rowlett Vice President and Controller (On behalf of the registrant and in his capacity as Chief Accounting Officer)

August 6, 2003

Exhibit 99.01

OGE Energy Corp. Announces 2nd Quarter Results
Company increases 2003 earnings projection

OKLAHOMA CITY – OGE Energy Corp. (NYSE: OGE) today reported earnings of $0.41 a share for the three months ended June 30, 2003, compared with earnings of $0.36 a share for the second quarter of 2002. OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E) and Enogex Inc.

In the second quarter, OGE Energy’s consolidated earnings improved by 13 percent over the comparable period a year earlier, despite weather that was 8 percent cooler than last year and 13 percent cooler than normal. For a second consecutive quarter, better results for OGE Energy were primarily the result of higher earnings at Enogex.

“We are pleased to report improved results again this quarter at Enogex,” said Steven E. Moore, OGE Energy chairman, president and CEO. “We see this as affirmation of the steps we are taking to improve performance. We also continue to pursue the acquisition of a new power plant and we look forward to signing an agreement and completing the acquisition, which will set the stage for higher earnings for shareowners and savings for customers.”

Discussion of Second Quarter 2003
OGE Energy consolidated operating revenues were $853 million in the second quarter, compared with $731 million in the comparable 2002 period. The second-quarter gross margin on revenues was $231 million, compared with $223 million in the year-earlier quarter. Operating income was $77 million in the second quarter, compared with operating income of $64 million a year earlier.

OG&E, the utility, posted earnings of $0.35 a share to OGE Energy’s consolidated second-quarter results, compared with earnings of $0.40 a share for the second quarter a year ago. Second-quarter gross margin was $171 million, compared with $174 million in the comparable period a year earlier. Operating income at OG&E was $55 million, compared with $57 million in the second quarter of 2002. The decrease was due, in large part, to the electric rate reduction ordered in Oklahoma in 2002 and to cooler weather – 8 percent cooler in the second quarter compared to last year, partially offset by customer growth.

Enogex, the pipeline, posted earnings of $0.10 a share for the quarter, compared with earnings of $0.01 a share for the same quarter last year. Second-quarter gross margin was $60 million, compared with $49 million a year earlier. Operating income was $22 million, up from $8 million in the second quarter last year. The increase in operating income was primarily due to increased gross margins in the natural gas transportation and storage business and lower expenses.

The holding company, OGE Energy, which only has interest expenses associated with long and short-term debt, recorded a loss of $0.04 a share in the second quarter, compared to a loss of $0.05 a share in the year-ago quarter.

2003 Outlook
The company has increased its 2003 earnings projection to $1.40 to $1.50 a share, from $1.35 to $1.45 previously, based on continued improvement in financial performance at Enogex. The outlook includes projected net income of between $112 million and $118 million at OG&E and between $18 million and $20 million at Enogex, while the holding company will likely post a net loss of approximately $14 million.

Conference Call Webcast
OGE Energy will host a conference call for discussion of the results and the outlook for 2003 on Wednesday, August 6, at 8 a.m. CDT. The conference, hosted by James R. Hatfield, senior vice president and CFO, will be simulcast and archived at http://www.firstcallevents.com/service/ajwz386799636gf12.html

OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E), which serves approximately 720,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, and of Enogex Inc., a natural gas pipeline business with principal operations in Oklahoma and Arkansas.

Some of the matters discussed on this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including their impact on capital expenditures; business conditions in the energy industry; competitive factors; unusual weather; regulatory decisions and other risk factors listed in the Company’s Form 10-K for the year ended December 31, 2002 and other factors described from time to time in the Company’s reports to the Securities and Exchange Commission.

OGE Energy Corp.
consolidated statements of income
(unaudited)

Three Months Ended June 30		Six Months Ended June 30
2003	2002	2003	2002
(In millions, except per share data)
OPERATING REVENUES
Electric Utility operating revenues	$357.9	$352.2	$690.5	$614.3
Natural Gas Pipeline operating revenues	494.7	378.6	1,212.2	692.3

Total operating revenues	852.6	730.8	1,902.7	1,306.6

COST OF GOODS SOLD
Electric Utility cost of goods sold	175.8	169.6	379.7	309.4
Natural Gas Pipeline cost of goods sold	446.2	338.4	1,110.6	612.4

Total cost of goods sold	622.0	508.0	1,490.3	921.8

Gross margin on revenues	230.6	222.8	412.4	384.8
Other operation and maintenance	93.1	96.4	183.4	181.5
Depreciation	43.0	46.0	89.6	91.2
Impairment of assets	1.0	--	1.0	--
Taxes other than income	16.9	16.3	34.1	33.0

OPERATING INCOME	76.6	64.1	104.3	79.1

OTHER INCOME (EXPENSE)
Other income	0.6	0.5	6.7	0.9
Other expense	(0.6)	(0.9)	(3.6)	(1.8)

Net other income (expense)	--	(0.4)	3.1	(0.9)

INTEREST INCOME (EXPENSE)
Interest income	0.1	0.5	0.3	1.0
Interest on long-term debt	(19.2)	(21.7)	(38.2)	(43.8)
Interest on trust preferred securities	(4.3)	(4.3)	(8.6)	(8.6)
Allowance for borrowed funds used during construction	0.1	0.3	0.4	0.7
Interest on short-term debt and other interest charges	(1.7)	(1.6)	(3.5)	(4.1)

Net interest expense	(25.0)	(26.8)	(49.6)	(54.8)

INCOME FROM CONTINUING OPERATIONS
BEFORE TAXES	51.6	36.9	57.8	23.4

INCOME TAX EXPENSE	19.4	11.7	21.3	6.6

INCOME FROM CONTINUING OPERATIONS
BEFORE CUMULATIVE EFFECT OF CHANGE IN
ACCOUNTING PRINCIPLE	32.2	25.2	36.5	16.8

DISCONTINUED OPERATIONS
Income from discontinued operations	--	3.2	2.2	4.9
Income tax expense (benefit)	--	--	0.9	(0.4)

Income from discontinued operations	--	3.2	1.3	5.3

INCOME BEFORE CUMULATIVE EFFECT OF
CHANGE IN ACCOUNTING PRINCIPLE	32.2	28.4	37.8	22.1

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING FOR
ENERGY TRADING CONTRACTS, NET OF TAX OF $3.7	--	--	(5.9)	--

NET INCOME	$32.2	$28.4	$31.9	$22.1

BASIC AVERAGE COMMON SHARES OUTSTANDING	79.2	78.0	78.9	78.0
DILUTED AVERAGE COMMON SHARES OUTSTANDING	79.4	78.0	79.2	78.0

BASIC EARNINGS (LOSS) PER AVERAGE COMMON SHARE
Income from continuing operations	$0.41	$0.32	$0.46	$0.21
Income from discontinued operations, net of tax	--	0.04	0.01	0.07
Loss from cumulative effect of accounting change, net of tax	--	--	(0.07)	--

NET INCOME	$0.41	$0.36	$0.40	$0.28

DILUTED EARNINGS (LOSS) PER AVERAGE COMMON SHARE
Income from continuing operations	$0.41	$0.32	$0.46	$0.21
Income from discontinued operations, net of tax	--	0.04	0.01	0.07
Loss from cumulative effect of accounting change, net of tax	--	--	(0.07)	--

NET INCOME	$0.41	$0.36	$0.40	$0.28

OGE Energy Corp.
financial and statistical data
(unaudited)

Three Months Ended June 30		Six Months Ended June 30
2003	2002	2003	2002
(In millions)
ELECTRIC UTILITY
Electric revenues
Residential	$137.4	$124.9	$265.2	$236.8
Commercial	92.8	93.3	170.2	151.3
Industrial	68.7	73.1	138.1	121.1
Public authorities	33.6	38.2	66.3	63.1
Sales for resale	14.7	13.4	28.1	22.0
Other	9.5	8.4	19.8	16.3

Total system revenues	356.7	351.3	687.7	610.6
Sales to other utilities	1.2	0.9	2.8	3.7

Total electric revenues	$357.9	$352.2	$690.5	$614.3

Sales of electricity - MWH (a)
Residential	1.7	1.7	3.7	3.5
Commercial	1.4	1.5	2.7	2.7
Industrial	1.7	1.7	3.3	3.3
Public authorities	0.6	0.7	1.2	1.3
Sales for resale	0.4	0.3	0.8	0.7

Total system sales	5.8	5.9	11.7	11.5
Sales to other utilities	0.1	0.1	0.1	0.2

Total electric sales	5.9	6.0	11.8	11.7

Number of customers	721,304	715,430	721,304	715,430

Average cost of energy per KWH (b) - cents
Fuel	2.292	1.910	2.512	1.741
Fuel and purchased power	5.182	2.673	3.184	2.529

Degree days
Heating
Actual	180	216	2,257	2,206
Normal	236	237	2,199	2,201
Cooling
Actual	475	515	478	516
Normal	547	547	555	555

NATURAL GAS PIPELINE
Operating revenues (before intercompany eliminations)	$513.2	$390.0	$1,252.8	$713.4
Operating income	$21.6	$7.5	$46.9	$16.3
Net income (loss)	$7.7	$1.0	$13.2	$(0.3)
Net cash (used in) provided from operating activities	$(39.7)	$59.0	$53.0	$59.4
Capital expenditures from continuing operations	$8.4	$4.2	$15.1	$11.2
Physical System Supply - MMBtu/d (c)	1,519	1,600	1,566	1,648
Natural gas processed - MMcfd (d)	409	515	418	521
Natural gas liquids sold - million gallons	61.1	86.3	120.1	161.2
Average sales price per gallon	$0.563	$0.405	$0.607	$0.380
Natural gas marketed - Bbtu (e)	81,476	94,096	189,772	192,396
Average sales price per Bbtu	$5.205	$3.238	$5.623	$2.908
Power marketed - MWH	69,196	457,017	129,584	723,930
Average sales price per MWH	$45.390	$27.910	$45.590	$27.320

(a) Megawatt-hours
(b) Kilowatt-hours
(c) Million British thermal units per day
(d) Million cubic feet per day
(e) Billion British thermal units